EXHIBIT 99.1

Northwest Bancorporation Announces Two New Directors

SPOKANE, Wash., Dec. 6, 2006 (PRIME NEWSWIRE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) (the "Company") Chairman of the Board William Shelby announced that the Company's Board of Directors has appointed two new Directors to fill vacant Board seats effective immediately. The new Directors are Jennifer West and Katie Brodie. They will also serve on the Board of Inland Northwest Bank (the "Bank"), which is a wholly-owned subsidiary of the Company.

"The Company has been experiencing significant growth," Shelby said, "and the Board felt additional expertise would be beneficial in setting policy and strategic direction in the years to come. We believe Jennifer West and Katie Brodie will be tremendous additions to our Board of Directors."

Jennifer West is Chief Operating Officer of Hill & Knowlton Northwest, a world-wide public relations firm. Ms. West is a native of eastern Washington, a graduate of Gonzaga University, and a resident of Spokane. "Jennifer West's background of having started her own business in 1992, coupled with her experience in public relations, strategic communications consulting and corporate reputation management brings a unique perspective to our Board," Shelby said.

Katie Brodie is a County Commissioner for Kootenai County and serves on the Idaho Dormitory Housing Commission and the Idaho Community Foundation. She is a resident of Hayden Lake, Idaho. "Inland Northwest Bank plans new branches in 2007 in Hayden and Spirit Lake, Idaho. Katie Brodie has deep roots in north Idaho and an intimate knowledge of those communities. She will play an important role on our Board in representing the interests of the people of north Idaho," Shelby said.

About Inland Northwest Bank

Inland Northwest Bank, headquartered in Spokane, Washington, is a subsidiary company of Northwest Bancorporation Inc. Founded in 1989, Inland Northwest Bank now operates eleven branches in Spokane, Walla Walla and Kootenai Counties. Total assets have grown from less than $4 million to $270 million during that period. Its primary business is gathering deposits and extending loans to individuals and to small- and medium-sized businesses in the immediate market area. The Bank is also active in residential construction and long-term home mortgage lending. For more information on Inland Northwest Bank, visit www.inb.com

CONTACT:  Northwest Bancorporation, Inc. and Inland Northwest Bank
          Randall L. Fewel, President & CEO
          (509) 456-8888